September 4, 2024

Securities and Exchange Commission
100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Outdoor Specialty Products, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8- K of Outdoor Specialty Products, Inc. dated September 4, 2024. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ GreenGrowth CPAs
Los Angeles, California